Exhibit 99.1

FOR IMMEDIATE RELEASE

Frank’s International Announces the Appointment of Douglas Stephens as President and Chief Executive Officer

HOUSTON, November 14, 2016 – Frank’s International N.V. (“Frank’s” or the “Company”) (NYSE: FI) today announced that its Board of Supervisory Directors has named Douglas Stephens as President and Chief Executive Officer effective November 15, 2016. Mr. Stephens was most recently with Baker Hughes, Inc. where he was President of the global pressure pumping division and responsible for its worldwide tubular running and pressure pumping business. Prior to Baker Hughes, Mr. Stephens held various positions of increasing responsibility for over 20 years with Schlumberger Limited, including assignments in the United States, Oman, Italy, Egypt and the United Kingdom.

Mr. Stephens will succeed Gary Luquette, who has served as President and CEO since January 2015. Mr. Luquette will remain with the Company to assist in the transition until December 31, 2016. He will also continue as a Supervisory Director until the next Annual Meeting of Shareholders in May 2017, when Mr. Stephens will be recommended to the shareholders for election to the Supervisory Board.

Michael Kearney, Chairman of Frank’s Board, commented, “The Board of Supervisory Directors is extremely excited to have Douglas join the Frank’s team at this important juncture in the long, highly successful history of the Company. We have complete confidence in Douglas based on his leadership abilities and extensive, worldwide oil service experience. As our Board considered candidates for our leadership succession plan, Douglas became a clear choice to continue the success achieved by our prior CEOs.”

Kearney continued “Keith Mosing, the grandson of the founder of Frank’s who began the business in 1938, created the international component of the Company and drove the growth and profitability of Frank’s for over three decades as CEO until handing over the Chief Executive duties to Gary Luquette. Gary agreed to assume the role of CEO in January 2015 and serve as both a continuing Board member and transitional CEO that would take on the critical mandate of transforming the Company’s operations from that of a private company to that of a public company. On behalf of the entire Board as well as Frank’s employees, I want to thank Gary for his significant contributions to the Company, which are even more impressive when considering the severe industry downturn which began as he was commencing his tenure as CEO. His leadership has allowed the Company to successfully make the transition from private to public. We wish Gary the very best in his future endeavors.”

Douglas Stephens commented, “I am joining Frank’s with a great deal of enthusiasm. This is a company with high respect in the industry and significant potential for future growth. The confidence shown by the Board in asking me to lead the organization is greatly appreciated. I look forward to working with all of Frank’s employees, and continuing the traditions embodied in the One Frank’s culture and our commitment to providing safety and excellent service delivery to customers worldwide.”

Mr. Luquette commented, “I appreciate the trust that the Board has placed in me as President and CEO for the past two years and I am grateful for the opportunity to lead this great company. I also want to thank the entire Frank’s team for their unwavering support. Finally, a special thanks to Keith Mosing and the entire Mosing family for allowing me to carry on the great legacy they created over Frank’s nearly 80-year history.”

About Douglas Stephens

Mr. Stephens has over 25 years of international and domestic oil field service experience in a wide variety of environments with companies including Schlumberger and Baker Hughes. He started his career as a field engineer in Italy with Schlumberger and spent the first several years working in operational and front line management roles in continental Europe, the North Sea, North Africa and the Middle East. Mr. Stephens led the Europe, Africa and CIS region before moving back to North America where he assumed a wide variety of responsibilities. Over the span of his career he has been involved in almost all aspects of the oil field service industry, including Sales and Marketing, Product Development, Human Resource management and Executive leadership positions. Mr. Stephens has been a leader in a wide variety of services and technologies including managing a global TRS business, and has lived in 10 different countries.

Mr. Stephens earned a degree in Applied Science in Mechanical Engineering from the University of British Columbia in Vancouver BC and is a member of the SPE, AADE and SEG. He and his family reside in Houston, Texas.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Frank’s expects, believes or anticipates will or may occur in the future are forward-looking statements.

Forward-looking statements are based on certain assumptions made by Frank’s based on management’s experience, expectations and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Forward-looking statements are not guarantees of performance. Although Frank’s believes the expectations reflected in its forward-looking statements are reasonable and are based on reasonable assumptions, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all) or will prove to have been correct. Moreover, such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Frank’s, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include the factors discussed or referenced in the “Risk Factors” section of Frank’s Annual Report on Form 10-K for the year ended December 31, 2015 that has been filed with the SEC and in Frank’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2016 that has been filed with the SEC. Any forward-looking statement speaks only as of the date on which such statement is made, and Frank’s undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law, and we caution you not to rely on them unduly.

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Frank’s International N.V. is a global oil services company that provides a broad and comprehensive range of highly engineered tubular services to leading exploration and production companies in both offshore and onshore environments, with a focus on complex and technically demanding wells. Founded in 1938, Frank’s has approximately 3,000 employees and provides services in over 60 countries on six continents. The Company’s common stock is traded on the NYSE under the symbol “FI.” Additional information is available on the Company’s website, www.franksinternational.com.

Contacts

Blake Holcomb, Director – Investor Relations

blake.holcomb@franksintl.com

713-231-2463

Karen Allen, Director – Communications and External Affairs

karen.allen@franksintl.com

713-358-7325

10260 Westheimer Road, Suite 700

Houston, Texas 77042

281-966-7300 Telephone

800-827-6020 Toll Free

281-558-7883 Fax

www.franksinternational.com